151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Ethan Slavin 860-273-6095 slavine@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2018 RESULTS

HARTFORD, Conn., May 1, 2018 - Aetna (NYSE: AET) announced first-quarter 2018 net income(1) of $1.2 billion, or $3.67 per share. Adjusted earnings(2) for first-quarter 2018 were $1.1 billion, or $3.19 per share.

“Our core businesses performed well in the quarter, generating strong earnings per share growth and delivering significant value to our members, clients and shareholders,” said Mark T. Bertolini, Aetna chairman and CEO. “Our Medicare growth strategy remains on track as we grew to serve nearly 250,000 additional Medicare Advantage members in the first quarter. We are pleased with our strong start to the year and remain focused on our business priorities as we plan for our projected combination with CVS Health in the second half of 2018.”

"Our first quarter operating results were largely in line with our expectations as favorable prior years’ reserve development more than offset higher than projected flu related medical costs,” said Shawn M. Guertin, Aetna executive vice president and CFO. “Our operating results continue to be supported by a solid balance sheet and strong cash flow and adjusted margins."

(In millions, except per share data)

	First-Quarter 2018
	Revenue	Earnings	EPS

GAAP	$15,335	$1,209	$3.67

Non-GAAP (Adjusted)	$15,216	$1,051	$3.19

Medical Membership totaled 22.1 million at March 31, 2018

Aetna presents both GAAP and non-GAAP financial measures in this press release to provide investors with additional information. Refer to footnotes (1) through (6) for definitions of non-GAAP financial measures and pages 9 and 10 for reconciliations of the most directly comparable GAAP financial measures to non-GAAP financial measures.

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First-Quarter Financial Results at a Glance
	First-Quarter
(Millions, except per common share data)	2018	2017	Change
Total revenue	$15,335	$15,165	1%
Adjusted revenue(3)	15,216	15,487	(2)%
Net income (loss)(1)	1,209	(381)	N/M*
Adjusted earnings(2)	1,051	939	12%

Per share results:
Net income (loss)(1)	$3.67	$(1.11)	N/M*
Adjusted earnings(2)	3.19	2.71	18%

Weighted average common shares - diluted (GAAP)(5)	329.6	343.8
Adjusted weighted average common shares - diluted (non-GAAP)(5)	329.6	346.2

* Not meaningful due to the net loss reported for first-quarter 2017.

Effective for the first quarter of 2018, Aetna realigned its business segments to correspond with changes to its management structure and internal management reporting, which reflect the company's evolving business strategy of helping its members live healthier lives. As a result of this realignment, Aetna’s operations are now conducted in the Health Care reportable segment. Health Care offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services to large and small employers, public sector employers, and Medicaid and Medicare beneficiaries. Aetna’s Health Care products are offered on both an insured basis and an employer-funded basis. Health Care also includes emerging business products and services that complement and enhance Aetna's medical products.
Aetna presents the remainder of its financial results in the Corporate/Other category, which consists of:

•	Products for which Aetna no longer solicits or accepts new customers, such as its large case pensions and long-term care products;

•	Contracts Aetna has divested through reinsurance or other contracts, such as its domestic group life insurance, group disability insurance and absence management businesses; and

•
Corporate expenses not supporting Aetna’s business operations, including transaction and integration-related costs, income taxes, interest expense on its outstanding debt and the financing components of its pension and other postretirement employee benefit plans expense.

Prior period segment financial information has been restated to conform to the current year presentation.
Total Company Results

•
Net income(1) was $1.2 billion for first-quarter 2018 compared with a net loss of $381 million for first-quarter 2017. The increase in net income during first-quarter 2018 compared with a net loss during first-quarter 2017 was primarily due to first-quarter 2017 reflecting costs associated with the termination of the Humana Merger Agreement and the increase in adjusted earnings described below.

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•
Adjusted earnings(2) were $1.1 billion for first-quarter 2018 compared with $939 million for first-quarter 2017. The increase in adjusted earnings during first-quarter 2018 was primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017 (the "TCJA"). Adjusted earnings exclude the impact of a non-recurring tax benefit in first-quarter 2018 and other items as described in footnote (2).

•
Total revenue was $15.3 billion for first-quarter 2018 compared with $15.2 billion for first-quarter 2017. The increase in total revenue was primarily due to first-quarter 2017 reflecting a realized capital loss of $336 million pre-tax due to unamortized cash flow hedge losses being recognized into earnings upon the redemption of certain of Aetna's senior notes, largely offset by the decrease in adjusted revenue discussed below.

•
Adjusted revenue(3) was $15.2 billion for first-quarter 2018 compared with $15.5 billion for first-quarter 2017. The decrease in adjusted revenue was primarily due to the sale of Aetna's domestic group life insurance, group disability insurance and absence management businesses (the "Group Insurance sale") during fourth-quarter 2017, partially offset by higher adjusted revenue in Aetna's Health Care segment described below.

•
Total company expense ratio was 18.2 percent and 25.4 percent for the first quarters of 2018 and 2017, respectively. The improvement for first-quarter 2018 was primarily due to the first-quarter 2017 ratio reflecting the costs associated with the termination of the Humana Merger Agreement, partially offset by the reinstatement of the health insurer fee ("HIF") for 2018.

•
Adjusted expense ratio(4) was 17.9 percent and 16.0 percent for the first quarters of 2018 and 2017, respectively. The increase for first-quarter 2018 was primarily due to the reinstatement of the HIF for 2018.

•
After-tax net income margin was 7.9 percent for first-quarter 2018 compared with after-tax net loss margin of 2.5 percent for first-quarter 2017. The increase in the after-tax net income margin for first-quarter 2018 compared with after-tax net loss margin for first-quarter 2017 was primarily due to the first-quarter 2017 ratio reflecting the costs associated with the termination of the Humana Merger Agreement.

•
Adjusted pre-tax margin(6) remained relatively consistent at 10.1 percent and 10.0 percent for the first quarters of 2018 and 2017, respectively. The 2018 ratio reflects continued strong performance in Aetna's Health Care segment.

•	Total debt to consolidated capitalization ratio(7) decreased to 35.8 percent at March 31, 2018 compared with 37.0 percent at December 31, 2017.

•
Effective tax rate was 16.8 percent for first-quarter 2018 compared with 39.6 percent for first-quarter 2017. The decrease in Aetna's effective tax rate for first-quarter 2018 was primarily due to the reduced corporate income tax rate specified in the TCJA and a non-recurring tax benefit recorded in first-quarter 2018, partially offset by the reinstatement of the non-deductible HIF in 2018.

•
Operating cash flow excluding large case pensions products as a percentage of net income was 282.5% during first-quarter 2018. The ratio reflects an advance payment of Medicare premium received in March 2018 related to April 2018.

•	Cash and investments at the parent were approximately $2.3 billion at March 31, 2018.

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•	Aetna started the quarter with approximately $2.2 billion;

•	Net subsidiary dividends to the parent were $427 million in the quarter;

•	Aetna paid a shareholder dividend of $164 million in the quarter; and

•	After other sources and uses, Aetna ended the quarter with approximately $2.3 billion of cash and investments at the parent.

Health Care Segment Results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Income before income taxes(1) of $1.4 billion for first-quarter 2018 compared with $1.2 billion for first-quarter 2017. The increase in income before income taxes was primarily due to first-quarter 2017 reflecting a $231 million pre-tax expense related to estimated future guaranty fund assessments as a result of Penn Treaty being placed in liquidation.

•
Pre-tax adjusted earnings(2) remained relatively consistent at approximately $1.5 billion for the first-quarters of 2018 and 2017. Aetna's first-quarter 2018 results were favorably impacted by Aetna's previously announced exit from individual Commercial products and by membership growth in its Medicare products, substantially offset by lower membership in Aetna's Commercial and Medicaid insured products.

•
Total revenue and adjusted revenue(3) were both $15.1 billion for first-quarter 2018 and both $14.8 billion for first-quarter 2017. The increase in total revenue and adjusted revenue was primarily due to membership growth in Aetna's Medicare products, the adoption of new accounting guidance related to revenue recognition effective during first-quarter 2018 and the favorable impact of the reinstatement of the HIF for 2018. The increase was partially offset by lower membership in Aetna's ACA compliant individual and small group products and its Medicaid products.

•
Medical membership at March 31, 2018 decreased slightly compared with December 31, 2017 reflecting declines in Aetna's Commercial products primarily related to Aetna's ACA compliant individual and small group products and declines in Aetna's Medicaid products, partially offset by growth in Aetna's Medicare products.

•	Medical benefit ratios ("MBRs") for first-quarter 2018 and 2017 were as follows:

	First-Quarter
	2018	2017	Change
Commercial	77.5%	79.3%	(1.8)	pts.
Government	82.6%	85.3%	(2.7)	pts.
Total Health Care	80.4%	82.5%	(2.1)	pts.

•
Aetna's first-quarter 2018 Commercial MBR decreased compared with first-quarter 2017 primarily due to the reinstatement of the HIF for 2018 and Aetna's previously announced exit from individual Commercial products for 2018.

•	Aetna's first-quarter 2018 Government MBR decreased compared with first-quarter 2017 primarily due to the reinstatement of the HIF for 2018.

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•
Aetna's first-quarter 2018 Total Health Care MBR was negatively impacted by approximately 50 basis points compared with first-quarter 2017 due to higher medical costs as a result of a more severe flu season during first-quarter 2018 compared to first-quarter 2017.

•
In first-quarter 2018, Aetna experienced favorable development of prior years' health care cost estimates in its Commercial, Medicare and Medicaid products, primarily attributable to fourth-quarter 2017 performance.

•
Prior years' health care costs payable estimates developed favorably by $503 million and $614 million during the first quarters of 2018 and 2017, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements, and does not directly correspond to an increase in 2018 operating results.

•
Days claims payable(7) was 50 days at March 31, 2018, a sequential increase of 1 day compared to December 31, 2017 and a decrease of 3 days compared with March 31, 2017. The year over year decrease was driven primarily by changes in business mix.

Given the pending transaction with CVS Health, Aetna is not hosting a conference call in conjunction with its first-quarter 2018 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this press release to Aetna Investor Relations or Aetna Communications.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 40.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental and behavioral health plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Condensed Consolidated Balance Sheets
(Unaudited)

(Millions)	At March 31, 2018	At December 31, 2017
Assets:
Cash and short-term investments	$10,396	$6,356
Accounts receivable, net	5,650	5,071
Other current assets	4,655	4,096
Total current assets	20,701	15,523
Long-term investments	16,409	17,793
Other long-term assets	22,087	21,835
Total assets	$59,197	$55,151

Liabilities and shareholders’ equity:
Health care costs payable	$5,783	$5,815
Current portion of long-term debt	1,374	999
Other current liabilities	12,536	10,023
Total current liabilities	19,693	16,837
Long-term debt, less current portion	7,785	8,160
Other long-term liabilities	15,054	14,317
Total Aetna shareholders' equity	16,398	15,580
Non-controlling interests	267	257
Total liabilities and equity	$59,197	$55,151

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Consolidated Statements of Income
(Unaudited)
	Three Months
	Ended March 31,
(Millions)	2018	2017
Revenue:
Premiums	$13,070	$13,763
Fees and other revenue	2,062	1,475
Net investment income	197	260
Net realized capital gains (losses)	6	(333)
Total revenue	15,335	15,165

Benefits and expenses:
Benefit costs	10,574	11,461
Cost of products sold	373	—
Operating expenses	2,787	3,853
Interest expense	89	173
Amortization of other acquired intangible assets	47	60
Loss on early extinguishment of long-term debt	—	246
Total benefits and expenses	13,870	15,793

Income (loss) before income taxes	1,465	(628)
Income tax expense (benefit)	246	(249)
Net income (loss) including non-controlling interests	1,219	(379)
Less: Net income attributable to non-controlling interests	10	2
Net income (loss) attributable to Aetna	$1,209	$(381)

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Consolidated Statements of Cash Flows
(Unaudited)
	For the Three Months
	Ended March 31,
(Millions)	2018	2017
Cash flows from operating activities:
Net income (loss) including non-controlling interests	$1,219	$(379)
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital (gains) losses	(6)	333
Depreciation and amortization	132	160
Debt fair value amortization	(3)	(7)
Equity in earnings of affiliates, net	(10)	(38)
Stock-based compensation expense	39	54
Amortization of net investment premium	15	17
Loss on early extinguishment of long-term debt	—	246
Gain on sale of businesses	(113)	—
Changes in assets and liabilities:
Premiums due and other receivables	(384)	(477)
Income taxes	240	(271)
Other assets and other liabilities	319	(95)
Health care and insurance liabilities	1,893	1,356
Net cash provided by operating activities	3,341	899
Cash flows from investing activities:
Proceeds from sales and maturities of investments	2,410	2,738
Cost of investments	(1,621)	(2,723)
Additions to property, equipment and software	(99)	(71)
Cash used for acquisitions, net of cash acquired	(6)	—
Net cash provided by (used for) investing activities	684	(56)
Cash flows from financing activities:
Repayment of long-term debt	—	(11,484)
Common shares issued under benefit plans, net	(72)	(103)
Common shares repurchased	—	(3,300)
Dividends paid to shareholders	(164)	(88)
Contributions, non-controlling interests	10	13
Net cash used for financing activities	(226)	(14,962)
Net increase (decrease) in cash and cash equivalents	3,799	(14,119)
Cash and cash equivalents, beginning of period	4,076	17,996
Cash and cash equivalents, end of period	$7,875	$3,877

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Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
(Millions, except per common share data)		Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
Reconciliation of net income (loss) to adjusted earnings		Total Company	Per Common Share		Total Company	Per Common Share
Net income (loss)(1) (GAAP measure)		$1,209	$3.67		$(381)	$(1.11)
Gain related to sale of certain domestic group insurance businesses		(113)	(0.34)		—	—
Transaction and integration-related costs		58	0.18		1,212	3.50
Loss on early extinguishment of long-term debt		—	—		246	0.71
Penn Treaty-related guaranty fund assessments		—	—		231	0.67
Amortization of other acquired intangible assets		47	0.14		60	0.17
Net realized capital (gains) losses		(6)	(0.02)		333	0.96
Income tax benefit		(144)	(0.44)		(762)	(2.20)
Dilutive share impact to adjusted earnings(5)		—	—		—	0.01
Adjusted earnings(2)		$1,051	$3.19		$939	$2.71

Weighted average common shares - diluted (GAAP)(5)			329.6			343.8
Adjusted weighted average common shares - diluted (non-GAAP)(5)			329.6			346.2

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
(Millions)	Health Care	Corporate/Other(8)	Total Company	Health Care	Corporate/Other(8)	Total Company
Reconciliation of total revenue to adjusted revenue
Total revenue (GAAP measure)	$15,127	$208	$15,335	$14,806	$359	$15,165
Gain related to sale of certain domestic group insurance businesses	—	(113)	(113)	—	—	—
Interest income on proceeds of transaction-related debt	—	—	—	—	(11)	(11)
Net realized capital (gains) losses	(5)	(1)	(6)	(1)	334	333
Adjusted revenue(3) (excludes net realized capital (gains) losses and other items)	$15,122	$94	$15,216	$14,805	$682	$15,487

Reconciliation of income (loss) before income taxes to pre-tax adjusted earnings (loss)
Income (loss) before income taxes (GAAP measure)	$1,457	$8	$1,465	$1,193	$(1,821)	$(628)
Less: Income before income taxes attributable to non-controlling interests (GAAP measure)	13	—	13	2	1	3
Income (loss) before income taxes attributable to Aetna (GAAP measure)	1,444	8	1,452	1,191	(1,822)	(631)
Gain related to sale of certain domestic group insurance businesses	—	(113)	(113)	—	—	—
Transaction and integration-related costs	—	58	58	—	1,212	1,212
Loss on early extinguishment of long-term debt	—	—	—	—	246	246
Penn Treaty-related guaranty fund assessments	—	—	—	231	—	231
Amortization of other acquired intangible assets	47	—	47	60	—	60
Net realized capital (gains) losses	(5)	(1)	(6)	(1)	334	333
Pre-tax adjusted earnings (loss)(2)	$1,486	$(48)	$1,438	$1,481	$(30)	$1,451

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Margins and Ratios
		Three Months
		Ended March 31,
(Millions)		2018	2017
Reconciliation of income (loss) before income taxes to adjusted earnings before income taxes, excluding interest expense:
Income (loss) before income taxes (GAAP measure)		$1,465	$(628)
Interest expense(9)		89	88
Gain related to sale of certain domestic group insurance businesses		(113)	—
Transaction and integration-related costs		58	1,212
Loss on early extinguishment of long-term debt		—	246
Penn Treaty-related guaranty fund assessments		—	231
Amortization of other acquired intangible assets		47	60
Net realized capital (gains) losses		(6)	333
Adjusted earnings(2) before income taxes, excluding interest expense	(A)	$1,540	$1,542

Reconciliation of net income (loss) to adjusted earnings excluding interest expense, net of tax:
Net income (loss)(1) (GAAP measure)	(B)	$1,209	$(381)
Interest expense(9)		89	88
Gain related to sale of certain domestic group insurance businesses		(113)	—
Transaction and integration-related costs		58	1,212
Loss on early extinguishment of long-term debt		—	246
Penn Treaty-related guaranty fund assessments		—	231
Amortization of other acquired intangible assets		47	60
Net realized capital (gains) losses		(6)	333
Income tax benefit		(163)	(793)
Adjusted earnings(2) excluding interest expense, net of tax		$1,121	$996

Reconciliation of total revenue to adjusted revenue:
Total revenue (GAAP measure)	(C)	$15,335	$15,165
Gain related to sale of certain domestic group insurance businesses		(113)	—
Interest income on proceeds of transaction-related debt		—	(11)
Net realized capital (gains) losses		(6)	333
Adjusted revenue(3) (excludes net realized capital (gains) losses and other items)	(D)	$15,216	$15,487

Reconciliation of total operating expenses to adjusted operating expenses:
Total operating expenses (GAAP measure)	(E)	$2,787	$3,853
Transaction and integration-related costs		(58)	(1,138)
Penn Treaty-related guaranty fund assessments		—	(231)
Adjusted operating expenses	(F)	$2,729	$2,484

After-tax net income (loss) and adjusted pre-tax margins:
After-tax net income (loss) margin (GAAP measure)	(B)/(C)	7.9%	(2.5)%
Adjusted pre-tax margin(6)	(A)/(D)	10.1%	10.0%

Expense ratios:
Total company expense ratio (GAAP measure)	(E)/(C)	18.2%	25.4%
Adjusted expense ratio(4)	(F)/(D)	17.9%	16.0%

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Operating Cash Flow excluding Large Case Pensions Products as a Percentage of Net Income
		Three Months
		Ended March 31,
(Millions)		2018	2017
Net cash provided by operating activities (GAAP measure)		$3,341	$899
Less: Net cash used for operating activities: Large case pensions products		(60)	(84)
Net cash provided by operating activities excluding large case pensions products	(A)	3,401	983

Net income (loss)(1) (GAAP Measure)		1,209	(381)
Less: Net income: Large case pensions products		5	5
Net income (loss) attributable to Aetna excluding large case pensions products	(B)	$1,204	$(386)

Operating cash flow excluding large case pensions products as a percentage of net income:
Operating cash flow as a percentage of net income (1) (GAAP Measure)	(A)/(B)	282.5%	N/M*

* Not meaningful due to the net loss reported for the three months ended March 31, 2017.

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Footnotes

(1) Net income (loss) refers to net income (loss) attributable to Aetna reported in Aetna's Consolidated Statements of Income in accordance with U.S. generally accepted accounting principles ("GAAP"). Income (loss) before income taxes refers to income (loss) before income taxes attributable to Aetna in accordance with GAAP. Unless otherwise indicated, all references in this press release to net income, net income per share and income before income taxes exclude amounts attributable to non-controlling interests.

(2) Non-GAAP financial measures such as adjusted earnings, adjusted earnings per share, pre-tax adjusted earnings, adjusted operating expenses, adjusted revenue, adjusted expense ratio and adjusted pre-tax margin exclude from the relevant GAAP metrics, as applicable:

•	Amortization of other acquired intangible assets;

•	Net realized capital gains or losses; and

•	Other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Although the excluded items may recur, management believes the non-GAAP financial measures Aetna discloses, including those described above, provide a more useful comparison of Aetna's underlying business performance from period to period. The chief executive officer assesses consolidated Aetna results based on adjusted earnings and assesses business segment results based on pre-tax adjusted earnings because income taxes are recorded in Aetna’s Corporate/Other category and are not allocated to Aetna’s business operations. Non-GAAP financial measures Aetna discloses, including those described above, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
During 2017, Aetna sold its domestic group life insurance, group disability insurance and absence management businesses. The transaction was accomplished through an indemnity reinsurance arrangement. A significant portion of the gain on sale was deferred and will be amortized into earnings: (a) over the remaining contract period (estimated to be approximately 3 years) in proportion to the amount of insurance protection provided for the prospective reinsurance portion of the gain; and (b) as Aetna recovers amounts due from the buyer over a period estimated to be approximately 30 years for the retrospective reinsurance portion of the gain. The gain recognized during the three months ended March 31, 2018 does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Aetna recorded transaction-related costs during the three months ended March 31, 2018 related to its proposed acquisition by CVS Health Corporation ("CVS Health"). Aetna also recorded transaction and integration-related costs during the three months ended March 31, 2017 primarily related to its proposed acquisition of Humana (the "Humana Transaction"). Transaction costs include costs associated with the transactions contemplated by the CVS Health merger agreement, real estate costs associated with the cancellation of Aetna's previously announced headquarters relocation which will no longer occur due to CVS Health's proposed acquisition of Aetna, the termination of the Humana Merger Agreement (as defined below), the termination of Aetna's agreement to sell certain assets to Molina Healthcare, Inc. and advisory, legal and other professional fees which are reflected in Aetna's GAAP Consolidated Statements of Income in operating expenses. Transaction costs also include the negative cost of carry associated with the debt financing that Aetna obtained in June 2016 for the Humana Transaction. Prior to the mandatory redemption of the SMR Notes (as defined below), the negative cost of carry associated with these senior notes was excluded from adjusted earnings and pre-tax adjusted earnings. The negative cost of carry associated with the $2.8 billion aggregate principal amount of Aetna's senior notes issued in June 2016 that are not subject to mandatory redemption (the "Other 2016 Senior Notes") was excluded from adjusted earnings and pre-tax adjusted earnings through the date of the termination of the Humana Merger Agreement. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense and net investment income. Subsequent to the termination of the Humana Merger Agreement, the interest expense and net investment income associated with the Other 2016 Senior Notes were no longer excluded from adjusted earnings and pre-tax adjusted earnings.

•
During the three months ended March 31, 2017, Aetna incurred losses on the early extinguishment of long-term debt due to (a) the mandatory redemption of $10.2 billion aggregate principal amount of certain of its senior notes issued in June 2016 (collectively, the "SMR Notes") following the termination of the definitive agreement (the "Humana Merger Agreement") to acquire Humana Inc. ("Humana") and (b) the early redemption of $750 million aggregate principal amount of its outstanding senior notes due 2020.

•
During the three months ended March 31, 2017, Aetna recorded an expense for estimated future guaranty fund assessments related to Penn Treaty Network America Insurance Company and one of its subsidiaries (collectively, "Penn Treaty"), which was placed in rehabilitation in 2009 and placed in liquidation in March 2017. This expense does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

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•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

•
The corresponding tax benefit or expense related to the items excluded from adjusted earnings above was calculated utilizing the appropriate tax rate for each individual item. In addition, Aetna recorded a non-recurring tax benefit of $149 million in first-quarter 2018. Neither the income tax benefit or expense on the excluded items nor the tax benefit related to the non-recurring item directly relates to the underwriting or servicing of products for customers, and neither is directly related to the core performance of Aetna's business operations.

For a reconciliation of financial measures calculated under GAAP to these items, refer to the tables on pages 9 and 10 of this press release.

(3) Adjusted revenue excludes net realized capital gains and losses, gain related to the Group Insurance sale and interest income on the proceeds of Aetna's senior notes issued in June 2016 as noted in (2) above. Refer to the tables on pages 9 and 10 of this press release for a reconciliation of total revenue calculated under GAAP to adjusted revenue.

(4) The adjusted expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from adjusted revenue or adjusted operating expenses, as noted in (2) above. For a reconciliation of the comparable GAAP measure to this metric for the periods covered by this press release, refer to page 10 of this press release.

(5) In periods when Aetna reports a net loss attributable to Aetna, in-the-money stock-based compensation awards are excluded from Aetna's calculation of diluted earnings per share ("EPS") because their inclusion would have an anti-dilutive effect. Therefore Aetna excluded from its first-quarter 2017 GAAP net loss per share calculation in-the-money stock-based compensation awards which would have increased Aetna's weighted-average shares used to compute diluted EPS by 2.4 million shares. Aetna reported adjusted earnings for first-quarter 2017. Therefore such 2.4 million shares were included in Aetna's calculation of adjusted EPS for first-quarter 2017 because they had a dilutive effect on Aetna's adjusted EPS.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's adjusted pre-tax margin is based on adjusted earnings excluding interest expense and income taxes. Management also uses adjusted pre-tax margin to assess Aetna's performance, including performance versus competitors.

(7) Days claims payable is calculated by dividing the health care costs payable at each quarter end by the average health care costs per day in each respective quarter. The total debt to consolidated capitalization ratio is calculated by dividing total long-term debt and short-term debt ("Total Debt") by the sum of Total Debt and total Aetna shareholders' equity.

(8) Aetna's Corporate/Other category is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The Corporate/Other category consists of:

•	Products for which Aetna no longer solicits or accepts new customers such as its large case pensions and long-term care products;

•	Contracts Aetna has divested through reinsurance or other contracts, such as its domestic group life insurance, group disability insurance and absence management businesses; and

•
Corporate expenses not supporting Aetna’s business operations, including transaction and integration-related costs, income taxes, interest expense on its outstanding debt and the financing components of its pension and other postretirement employee benefit plans expense.

As described in (2) above, the pre-tax adjusted earnings of the Corporate/Other category exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Interest expense included in the reconciliation to adjusted earnings before income taxes, excluding interest expense and the reconciliation to adjusted earnings excluding interest expense, net of tax, for first-quarter 2017 excludes costs associated with the term loan credit agreement executed in connection with the Humana Transaction and the negative cost of carry on transaction-related debt incurred in connection with the Humana Transaction. These costs are included within transaction and integration-related costs. Refer to (2) above for further discussion.

Aetna/14

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s control.

Statements in this press release that are forward-looking, including Aetna’s projections as to the closing date for CVS Health’s proposed acquisition of Aetna (the “CVS Health Transaction”) and Aetna’s and/or the combined company’s future operating results, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the CVS Health Transaction; the risk that a regulatory approval that may be required for the CVS Health Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that a condition to the closing of the CVS Health Transaction may not be satisfied; the ability to achieve the synergies and value creation from the CVS Health Transaction contemplated by management; CVS Health’s ability to promptly and effectively integrate Aetna’s businesses; the diversion of and attention of management of both CVS Health and Aetna on transaction-related issues; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and/or increased pharmacy costs); the profitability of Aetna’s Medicaid products; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; and changes in Aetna’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. As currently enacted, health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios, and certain components of the legislation will continue to be phased in until 2022. Aetna will be required to dedicate significant resources and incur significant expenses during 2018 to implement health care reform. Significant parts of the legislation continue to evolve through the promulgation of executive orders, regulations and guidance. In addition, pending efforts in the U.S. Congress to repeal, amend, replace or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law and its implementation continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform are unknown. Other important risk factors include: adverse changes in federal or state government policies, legislation or regulations (including legislative, judicial or regulatory measures that would affect Aetna’s business model, repeal, restrict funding for or amend various aspects of health care reform, limit Aetna’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s potential litigation exposure)); the implementation of health care reform legislation, collection of ACA fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the timing and amount of and payment methods for satisfying assessments for Penn Treaty Network America Insurance Company and other insolvent payors under state guaranty fund laws; adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s social media activities, data security breaches, other cybersecurity risks or other causes; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of changes to or curtailment or elimination of the Centers for Medicare & Medicaid Services’ ("CMS") star rating bonus payments; Aetna's ability to maintain and/or enhance its CMS star ratings; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing and expanding Aetna's consumer health and services businesses and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s consumer health and services initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, an uncertain economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna; failure to adequately implement health care reform and/or repeal or replacement of or changes in health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s minimum MLR rebate methodology and/or reports, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s payment practices with respect to out-of-network providers and/or other providers; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including businesses Aetna may acquire in the future), separate divested businesses and implement multiple strategic and operational initiatives simultaneously; Aetna’s ability to manage health care and other benefit costs; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna; Aetna’s ability to develop and maintain relationships (including joint ventures or other collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or

Aetna/15

expand the services Aetna offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s ability to maintain its relationships with third-party brokers, consultants and agents who sell its products; increases in medical costs resulting from any epidemics, acts of terrorism or other extreme events; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2017 Annual Report on Form 10-K (“Aetna’s Annual Report”), on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna's Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, when filed with the SEC, for a discussion of Aetna's historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna. You are cautioned not to place undue reliance on Aetna’s forward-looking statements. These forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

Aetna/16

Supplementary Information

Statements of Income Before Income Taxes Attributable to Aetna by Segment (Unaudited)
	Health	Corporate/
(Millions)	Care	Other	Total
Three months ended March 31, 2018
Revenue:
Premiums	$13,048	$22	$13,070
Fees and other revenue	1,947	115	2,062
Net investment income	127	70	197
Net realized capital gains	5	1	6
Total revenue	15,127	208	15,335
Benefits and expenses:
Benefit costs	10,491	83	10,574
Cost of products sold	373	—	373
Operating expenses	2,759	28	2,787
Interest expense	—	89	89
Amortization of other acquired intangible assets	47	—	47
Total benefits and expenses	13,670	200	13,870
Income before income taxes including non-controlling interests	1,457	8	1,465
Less: Income before income taxes attributable to non-controlling interests	13	—	13
Income before income taxes attributable to Aetna	$1,444	$8	$1,452

Three months ended March 31, 2017
Revenue:
Premiums	$13,240	$523	$13,763
Fees and other revenue	1,448	27	1,475
Net investment income	117	143	260
Net realized capital gains (losses)	1	(334)	(333)
Total revenue	14,806	359	15,165
Benefits and expenses:
Benefit costs	10,928	533	11,461
Operating expenses	2,625	1,228	3,853
Interest expense	—	173	173
Amortization of other acquired intangible assets	60	—	60
Loss on early extinguishment of long-term debt	—	246	246
Total benefits and expenses	13,613	2,180	15,793
Income (loss) before income taxes including non-controlling interests	1,193	(1,821)	(628)
Less: Income before income taxes attributable to non-controlling interests	2	1	3
Income (loss) before income taxes attributable to Aetna	$1,191	$(1,822)	$(631)

Aetna/17

Membership
	March 31, 2018			December 31, 2017			March 31, 2017
(Thousands)	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical Membership:
Commercial	4,068	13,737	17,805	4,504	13,596	18,100	4,557	13,351	17,908
Medicare Advantage	1,722	—	1,722	1,473	—	1,473	1,443	—	1,443
Medicare Supplement	748	—	748	740	—	740	711	—	711
Medicaid	1,104	728	1,832	1,316	608	1,924	1,570	814	2,384
Total Medical Membership	7,642	14,465	22,107	8,033	14,204	22,237	8,281	14,165	22,446

Dental Membership:
Total Dental Membership	5,058	7,665	12,723	5,421	8,006	13,427	5,898	8,116	14,014

Pharmacy Benefit Management Services Membership:
Commercial			7,442			8,034			8,217
Medicare Prescription Drug Plan (stand-alone)			2,156			2,077			2,064
Medicare Advantage Prescription Drug Plan			1,243			1,129			1,106
Medicaid			2,256			2,525			2,817
Total Pharmacy Benefit Management Services Membership			13,097			13,765			14,204

Health Care Medical Benefit Ratios
	Three Months Ended
	March 31,	March 31,
(Millions)	2018	2017
Health Care Premiums (GAAP measure)
Commercial	$5,580	$6,129
Government	7,468	7,111
Health Care	$13,048	$13,240
Health Care Benefit Costs (GAAP measure)
Commercial	$4,323	$4,860
Government	6,168	6,068
Health Care	$10,491	$10,928
Medical Benefit Ratios "MBRs"
Commercial	77.5%	79.3%
Government	82.6%	85.3%
Health Care	80.4%	82.5%

Aetna/18

Roll Forward of Health Care Costs Payable
(Unaudited)
	Three Months Ended March 31,
(Millions)	2018	2017
Health care costs payable, beginning of period	$5,815	$6,558
Less: reinsurance recoverables	6	5
Health care costs payable, beginning of period, net	5,809	6,553
Add: Components of incurred health care costs
Current year	10,974	11,420
Prior years(a)	(503)	(614)
Total incurred health care costs (b)	10,471	10,806

Less: Claims paid
Current year	6,176	6,298
Prior years	4,334	4,742
Total claims paid	10,510	11,040

Health care costs payable, end of period, net	5,770	6,319
Add: premium deficiency reserve	9	110
Add: reinsurance recoverables	4	3
Health care costs payable, end of period	$5,783	$6,432

(a) Negative amounts reported for incurred health care costs related to prior years result from claims being settled for less than originally estimated.
(b) First-quarter 2018 total incurred health care costs exclude from the table above $9 million related to a premium deficiency reserve for the 2018 coverage year related to Aetna's Medicaid products. First-quarter 2017 total incurred health care costs exclude $110 million related to a premium deficiency reserve for the 2017 coverage year related to Aetna's individual Commercial products. Total incurred health care costs for first-quarter 2018 and 2017 also exclude from the table above $11 million and $12 million, respectively, of benefit costs recorded in Aetna's Health Care segment that are included in Aetna's unpaid claims liability.

Days Claims Payable (Unaudited)
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Days Claims Payable	50	49	54	54	53